CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS RECORD THIRD QUARTER PROFIT

DALLAS, TEXAS - October 24, 2013 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its third quarter 2013 results:

•
Record third quarter net income, excluding special items*, of $241 million, or $.34 per diluted share, compared to third quarter 2012 net income, excluding special items, of $97 million, or $.13 per diluted share. This was in line with the First Call consensus estimate of $.34 per diluted share.

•
Record third quarter net income of $259 million, or $.37 per diluted share, which included $18 million (net) of favorable special items, compared to net income of $16 million, or $.02 per diluted share, in third quarter 2012, which included $81 million (net) of unfavorable special items.

•	Return on invested capital* (before taxes and excluding special items) for the 12 months ended September 30, 2013, of 11 percent, as compared to 7 percent for the 12 months ended September 30, 2012.

•	Cash and short-term investments at September 30, 2013, of $3.3 billion.

•	Cash flow from operations of $428 million, and capital expenditures of $268 million, resulting in $160 million in free cash flow* in third quarter 2013.

•
The Company returned approximately $178 million to Shareholders during third quarter 2013 through the payment of $28 million in dividends and the repurchase of approximately $150 million in common stock under an accelerated share repurchase program executed in September 2013. Since August 2011, the Company has repurchased approximately $1.1 billion, or approximately 111 million shares, under its $1.5 billion share repurchase authorization.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “We are very pleased to report a record third quarter earnings performance. Our People delivered very strong year-over-year earnings growth as we continued to transform our Company for the future. Our continued focus on strategic initiatives is paying off, and I am very proud of our outstanding Employees for a very solid third quarter financial performance.
"Third quarter revenues were also a third quarter record, with total operating revenues per available seat mile (unit revenues) increasing 4.5 percent year-over-year. Especially considering our increase in stage length and seat density, this is a very strong performance. Further, we continue to have a high number of markets under development as we convert AirTran routes into Southwest routes and optimize our combined networks. Finally, about 15 percent of our system is still operating under the AirTran brand. As the network stabilizes in the future, AirTran becomes fully converted, and fewer schedule changes are made, this should provide a further boost to unit revenues. While unit revenue trends were impacted by the recent government shutdown, current bookings for the combined November/December holiday period are strong.
"We are on track with our plan to fully integrate AirTran into Southwest Airlines by the end of next year, and we expect to achieve approximately $400 million in annual net pre-tax synergies in 2013. Our efforts to optimize our connected networks continued during third quarter, with the conversion of AirTran's service at Grand Rapids Gerald R. Ford International Airport to Southwest. Southwest's entrance to western Michigan doubled the service previously offered by AirTran, with a total of six daily nonstop departures to Baltimore/Washington, Orlando, St. Louis, and Denver. We will take another significant step towards full integration with our November 2013 schedule, as we reschedule AirTran's Atlanta flights into a point-to-point operation.
"Our plan to add international capabilities for Southwest in 2014 is on track. We reached an exciting milestone last month with the ground breaking on Southwest's first international terminal in our 43-year history. The five-gate facility at Houston's William P. Hobby Airport, planned to open in 2015, will accommodate Southwest service to potential destinations in the Caribbean, Mexico, Central America, and northern South America.
“Our fleet modernization efforts are continuing as planned. During third quarter 2013, we placed one new Boeing 737-800 and two previously owned Boeing 737-700s into active service, and retired four Boeing 737-500 aircraft. In addition, we transitioned the first of AirTran's 88 Boeing 717-200s out of the fleet, and removed 11 more from active service in preparation for transition. At the end of the third quarter, all Southwest Boeing 737-700s, 78 Boeing 737-300s, and 14 AirTran Boeing 737-700s converted to the Southwest livery had been retrofitted with the Evolve interior. Following a two percent year-over-year increase expected this year, our available seat miles are not expected to increase year-over-year in 2014. As we continue to execute our strategic initiatives, our priorities remain: optimize the network; run an excellent airline operation; provide outstanding and friendly Customer Service; and achieve and sustain our targeted financial returns.
"Our third quarter economic fuel costs declined 5.7 percent year-over-year driven by lower prices per gallon and less fuel consumed per available seat mile. We currently expect another significant year-over-year decrease in our fourth quarter 2013 economic fuel costs. Based on relatively stable current market prices and our existing fuel derivative contracts, as of October 21st, we expect our fourth quarter economic fuel price per gallon to be comparable to our third quarter 2013 economic fuel price per gallon.
"Excluding fuel, special items, and profitsharing, our unit costs increased slightly compared to third quarter last year, as expected. Based on current trends and ongoing benefits anticipated from our fleet modernization efforts, we expect our fourth quarter 2013 unit costs, excluding fuel, special items, and profitsharing, to be roughly flat versus a year ago.
"It is imperative that we preserve our financial health and return value to our stakeholders.  Our balance sheet, liquidity, and cash flows are strong, and we are aggressively managing our debt and total invested capital.  Our People are exceptional and they are working exceptionally hard. I am proud of them and these strong third quarter results."

Awards and Recognitions

•	Ranked first Value Airline Brand of the Year in the 2013 Harris Poll EquiTrend Rankings

•	Named one of the Best Economy Class Flight Experience in 10 Best Readers' Choice travel award contest sponsored by USA TODAY

•	Ranked fifth on the International Council on Clean Transportation list of the most fuel efficient domestic passenger airlines

Financial Results
The Company's third quarter 2013 total operating revenues increased 5.5 percent to $4.5 billion, while operating unit revenues increased 4.5 percent, on a 1.0 percent increase in available seat miles and an approximately 4.0 percent increase in average seats per trip, all as compared to third quarter 2012. Total operating expenses in third quarter 2013 decreased 2.4 percent to $4.2 billion, as compared to third quarter 2012. The Company incurred costs (before taxes) associated with the acquisition and integration of AirTran, which are special items, of $28 million during third quarter 2013, compared to $145 million in third quarter 2012. Cumulative costs associated with the acquisition and integration of AirTran, as of September 30, 2013, totaled $391 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be no more than $550 million (before profitsharing and taxes). Excluding special items in both periods, total operating expenses of $4.1 billion in third quarter 2013 were comparable to third quarter 2012.
Third quarter 2013 economic fuel costs were $3.06 per gallon, including $.01 per gallon in favorable cash settlements from fuel derivative contracts, compared to $3.16 per gallon in third quarter 2012, including $.03 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of October 21st, fourth quarter 2013 economic fuel costs are expected to be in the $3.05 to $3.10 per gallon range, which is significantly below fourth quarter 2012's economic fuel costs of $3.32 per gallon. As of October 21st, the fair market value of the Company's hedge portfolio through 2017 was a net asset of approximately $135 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
Excluding economic fuel expense, special items, and profitsharing in both periods, third quarter 2013 operating costs increased 2.0 percent from third quarter 2012, and increased 1.0 percent on a unit basis.
Operating income for third quarter 2013 was $390 million, compared to $51 million in third quarter 2012. Excluding special items, operating income was $439 million in third quarter 2013, compared to $208 million in the same period last year.
Other income in third quarter 2013 was $29 million, compared to other expenses of $18 million in third quarter 2012. This $47 million swing primarily resulted from $59 million in other gains recognized in third quarter 2013, compared to other gains of $10 million recognized in third quarter 2012. In both periods, these gains primarily resulted from unrealized mark-to-market gains/losses associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, third quarter 2013 had $19 million in other expense, compared to $18 million in third quarter 2012, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Fourth quarter 2013 premium costs related to fuel derivative contracts are currently estimated to be approximately $22 million, compared to $3 million in fourth quarter 2012. Net interest expense in third quarter 2013 of $30 million was comparable to third quarter 2012.
For the nine months ended September 30, 2013, total operating revenues increased 2.8 percent to $13.3 billion, while total operating expenses of $12.4 billion were comparable to the same period last year. Operating income for the nine months ended September 30, 2013, was $893 million, compared to $532 million for the same period last year. Excluding special items in both periods, operating income was $1.0 billion for the nine months ended September 30, 2013, compared to $702 million for the same period last year.
Net income for the nine months ended September 30, 2013, was $542 million, or $.75 per diluted share, compared to $343 million, or $.45 per diluted share, for the same period last year. Excluding special items, net income for the nine months ended September 30, 2013, was $569 million, or $.79 per diluted share, compared to $352 million, or $.46 per diluted share, for the same period last year.
As of October 23rd, the Company had approximately $3.6 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during third quarter 2013 was $428 million, and capital expenditures were $268 million. During third quarter 2013, the Company returned approximately $178 million to its Shareholders through the payment of $28 million in dividends and the repurchase of approximately $150 million in common stock under an accelerated share repurchase program with a third party financial institution. On September 6, 2013, pursuant to the accelerated share repurchase program, the Company advanced the $150 million to the financial institution and received approximately 11.5 million shares of the Company's common stock. The specific number of shares that the Company ultimately will repurchase under the accelerated share repurchase program will be determined based generally on a discount to the volume-weighted average price per share of the Company's common stock during a calculation period to be completed in fourth quarter 2013. At settlement, under certain circumstances, the third party financial institution may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of its common stock or may elect to make a cash payment to the third party financial institution.
For the nine months ended September 30, 2013, net cash provided by operations was $2.2 billion, and capital expenditures were $995 million, resulting in free cash flow of approximately $1.2 billion. For the nine months ended September 30, 2013, the Company repurchased approximately $501 million in common stock, or approximately 38 million shares. Since August 2011, the Company has repurchased approximately $1.1 billion, or approximately 111 million shares, of common stock under its $1.5 billion share repurchase authorization. The Company repaid $267 million in debt and capital lease obligations during the nine months ended September 30, 2013, and intends to repay approximately $46 million more in debt and capital lease obligations during fourth quarter 2013.

Conference Call
Southwest will discuss its third quarter 2013 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at http://southwest.investorroom.com.

*Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; (ii) the Company’s network plans, expectations, and opportunities; (iii) the integration of AirTran and the Company's related financial and operational plans and expectations, including the anticipated timing of full integration and the expected benefits and costs associated with the integration; (iv) the Company's fleet plans, including its fleet modernization and capacity plans and expectations; (v) the Company's plans and expectations related to managing risk associated with changing jet fuel prices; and (vi) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations). These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) demand for the Company's services and the impact of economic conditions, fuel prices, and actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities) on the Company's business decisions, plans, and strategies; (ii) the Company's ability to effectively integrate AirTran and realize the expected synergies and other benefits from the acquisition; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (v) the Company's dependence on third parties, in particular with respect to its fleet plans; (vi) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of governmental action and regulation on the Company's operations; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended				Nine months ended
	September 30,				September 30,
	2013	2012		Percent change	2013	2012		Percent change
OPERATING REVENUES:
Passenger	$4,306	$4,057	(1)	6.1	$12,524	$12,154	(1)	3.0
Freight	41	39		5.1	123	118		4.2
Other	198	213	(1)	(7.0)	624	643	(1)	(3.0)
Total operating revenues	4,545	4,309		5.5	13,271	12,915		2.8
OPERATING EXPENSES:
Salaries, wages, and benefits	1,271	1,189		6.9	3,751	3,552		5.6
Fuel and oil	1,450	1,528		(5.1)	4,396	4,615		(4.7)
Maintenance materials and repairs	271	300		(9.7)	842	862		(2.3)
Aircraft rentals	92	92		—	277	270		2.6
Landing fees and other rentals	290	278		4.3	848	791		7.2
Depreciation and amortization	221	217		1.8	643	620		3.7
Acquisition and integration	28	145		(80.7)	66	168		(60.7)
Other operating expenses	532	509		4.5	1,555	1,505		3.3
Total operating expenses	4,155	4,258		(2.4)	12,378	12,383		—
OPERATING INCOME	390	51		n.a.	893	532		67.9
OTHER EXPENSES (INCOME):
Interest expense	35	35		—	97	112		(13.4)
Capitalized interest	(4)	(5)		(20.0)	(17)	(16)		6.3
Interest income	(1)	(2)		(50.0)	(5)	(5)		—
Other (gains) losses, net	(59)	(10)		n.a.	(58)	(119)		(51.3)
Total other expenses (income)	(29)	18		n.a.	17	(28)		(160.7)
INCOME BEFORE INCOME TAXES	419	33		n.a.	876	560		56.4
PROVISION FOR INCOME TAXES	160	17		n.a.	334	217		53.9
NET INCOME	$259	$16		n.a.	$542	$343		58.0

NET INCOME PER SHARE:
Basic	$0.37	$0.02			$0.76	$0.45
Diluted	$0.37	$0.02			$0.75	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	703	739			714	756
Diluted	711	740			722	762

(1) The Company made a fourth quarter 2012 reclassification to change the allocation of revenues associated with its sale of frequent flyer points directly to Customers and the redemption of those points for flights. The Company has thus reclassified $11 million and $27 million in Operating revenues for the three and nine months ended September 30, 2012, respectively, from Other revenues to Passenger revenues to conform to the current presentation.

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2013	2012	Percent Change	2013	2012	Percent Change
Fuel and oil expense, unhedged	$1,435	$1,503		$4,282	$4,526
Add: Fuel hedge losses included in Fuel and oil expense	15	25		114	89
Fuel and oil expense, as reported	$1,450	$1,528		$4,396	$4,615
Deduct: Net impact from fuel contracts (1)	(21)	(12)		(71)	(2)
Fuel and oil expense, economic	$1,429	$1,516	(5.7)	$4,325	$4,613	(6.2)

Total operating expenses, as reported	$4,155	$4,258		$12,378	$12,383
Deduct: Net impact from fuel contracts (1)	(21)	(12)		(71)	(2)
Total operating expenses, economic	$4,134	$4,246		$12,307	$12,381
Deduct: Acquisition and integration costs	(28)	(145)		(66)	(168)
Total operating expenses, non-GAAP	$4,106	$4,101		$12,241	$12,213
Deduct: Profitsharing expense	(69)	(29)		(162)	(102)
Total operating expenses, non-GAAP, excluding Profitsharing	$4,037	$4,072	(0.9)	$12,079	$12,111	(0.3)

Operating income, as reported	$390	$51		$893	$532
Add : Net impact from fuel contracts (1)	21	12		71	2
Operating income, economic	$411	$63		$964	$534
Add: Acquisition and integration costs	28	145		66	168
Operating income, non-GAAP	$439	$208	111.1	$1,030	$702	46.7

Other gains, net, as reported	$(59)	$(10)		$(58)	$(119)
Add: Net impact from fuel contracts (1)	78	28		95	156
Other losses, net, non-GAAP	$19	$18	5.6	$37	$37	—

Income before income taxes, as reported	$419	$33		$876	$560
Deduct: Net impact from fuel contracts (1)	(57)	(16)		(24)	(154)
	$362	$17		$852	$406
Add: Acquisition and integration costs	28	145		66	168
Income before income taxes, non-GAAP	$390	$162	140.7	$918	$574	59.9

Net income, as reported	$259	$16		$542	$343
Deduct: Net impact from fuel contracts (1)	(57)	(16)		(24)	(154)
Add: Income tax impact of fuel contracts	22	10		10	60
	$224	$10		$528	$249
Add: Acquisition and integration costs, net (2)	17	87		41	103
Net income, non-GAAP	$241	$97	148.5	$569	$352	61.6

Net income per share, diluted, as reported	$0.37	$0.02		$0.75	$0.45
Deduct: Net impact from fuel contracts	(0.05)	(0.01)		(0.02)	(0.13)
	$0.32	$0.01		$0.73	$0.32
Add: Impact of special items, net (2)	0.02	0.12		0.06	0.14
Net income per share, diluted, non-GAAP	$0.34	$0.13	161.5	$0.79	$0.46	71.7
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(17)	$4	$(10)	$(8)
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	(4)	(16)	(61)	6
Impact from fuel contracts to Fuel and oil expense	$(21)	$(12)	$(71)	$(2)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$17	$(4)	$10	$8
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	4	16	61	(6)
Impact from fuel contracts to Operating Income	$21	$12	$71	$2

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$76	$37	$112	$193
Ineffectiveness from fuel hedges settling in future periods	(15)	(5)	(27)	(45)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	17	(4)	10	8
Impact from fuel contracts to Other losses, net	$78	$28	$95	$156

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$(76)	$(37)	$(112)	$(193)
Ineffectiveness from fuel hedges settling in future periods	15	5	27	45
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	4	16	61	(6)
Impact from fuel contracts to Net Income (2)	$(57)	$(16)	$(24)	$(154)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Excludes income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended				Nine months ended
	September 30,				September 30,
	2013	2012		Change	2013	2012		Change
Revenue passengers carried	27,015,866	28,318,779		(4.6)%	81,180,167	82,738,949		(1.9)%
Enplaned passengers	33,792,804	34,913,698		(3.2)%	100,036,208	101,278,271		(1.2)%
Revenue passenger miles (RPMs) (000s)	27,009,604	27,162,606		(0.6)%	78,695,853	78,053,971		0.8%
Available seat miles (ASMs) (000s)	33,425,087	33,080,233		1.0%	98,457,754	96,943,715		1.6%
Load factor	80.8%	82.1%		(1.3) pts.	79.9%	80.5%		(0.6) pts.
Average length of passenger haul (miles)	1,000	959		4.3%	969	943		2.8%
Average aircraft stage length (miles)	708	697		1.6%	703	694		1.3%
Trips flown	332,991	347,346		(4.1)%	995,097	1,033,968		(3.8)%
Average passenger fare	$159.39	$143.24	(1)	11.3%	$154.28	$146.90	(1)	5.0%
Passenger revenue yield per RPM (cents)	15.94	14.93	(1)	6.8%	15.91	15.57	(1)	2.2%
RASM (cents)	13.60	13.02		4.5%	13.48	13.32		1.2%
PRASM (cents)	12.88	12.26	(1)	5.1%	12.72	12.54	(1)	1.4%
CASM (cents)	12.43	12.87		(3.4)%	12.57	12.77		(1.6)%
CASM, excluding fuel (cents)	8.09	8.25		(1.9)%	8.11	8.01		1.2%
CASM, excluding special items (cents)	12.29	12.40		(0.9)%	12.43	12.60		(1.3)%
CASM, excluding fuel and special items (cents)	8.01	7.81		2.6%	8.04	7.84		2.6%
CASM, excluding fuel, special items, and profitsharing (cents)	7.80	7.72		1.0%	7.88	7.73		1.9%
Fuel costs per gallon, including fuel tax (unhedged)	$3.07	$3.13		(1.9)%	$3.10	$3.21		(3.4)%
Fuel costs per gallon, including fuel tax	$3.10	$3.19		(2.8)%	$3.19	$3.27		(2.4)%
Fuel costs per gallon, including fuel tax (economic)	$3.06	$3.16		(3.2)%	$3.13	$3.27		(4.3)%
Fuel consumed, in gallons (millions)	466	478		(2.5)%	1,376	1,404		(2.0)%
Active fulltime equivalent Employees	45,148	46,048		(2.0)%	45,148	46,048		(2.0)%
Aircraft in service at period-end	683	692		(1.3)%	683	692		(1.3)%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

(1) The Company made a fourth quarter 2012 reclassification to change the allocation of revenues associated with its sale of frequent flyer points directly to Customers and the redemption of those points for flights. The Company has thus reclassified $11 million and $27 million in Operating revenues for the three and nine months ended September 30, 2012, respectively, from Other revenues to Passenger revenues to conform to the current presentation.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	September 30, 2013	September 30, 2012
Operating Income, as reported	984	679
Add (Deduct): Net impact from fuel contracts	100	(15)
Add: Acquisition and integration costs	81	205
Operating Income, non-GAAP	1,165	869
Net adjustment for aircraft leases (1)	134	136
Adjustment for fuel hedge accounting	(42)	(47)
Adjusted Operating Income, non-GAAP	1,257	958

Average invested capital (2)	11,769	12,788
Equity adjustment for hedge accounting	81	231
Adjusted average invested capital	11,850	13,019

ROIC, pre-tax	11%	7%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,333	$1,113
Short-term investments	1,995	1,857
Accounts and other receivables	463	332
Inventories of parts and supplies, at cost	521	469
Deferred income taxes	233	246
Prepaid expenses and other current assets	228	210
Total current assets	4,773	4,227
Property and equipment, at cost:
Flight equipment	16,785	16,367
Ground property and equipment	2,963	2,714
Deposits on flight equipment purchase contracts	690	416
	20,438	19,497
Less allowance for depreciation and amortization	7,235	6,731
	13,203	12,766
Goodwill	970	970
Other assets	418	633
	$19,364	$18,596
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,134	$1,107
Accrued liabilities	1,172	1,102
Air traffic liability	2,981	2,170
Current maturities of long-term debt	259	271
Total current liabilities	5,546	4,650

Long-term debt less current maturities	2,616	2,883
Deferred income taxes	2,937	2,884
Deferred gains from sale and leaseback of aircraft	54	63
Other noncurrent liabilities	1,198	1,124
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,205	1,210
Retained earnings	6,246	5,768
Accumulated other comprehensive loss	(114)	(119)
Treasury stock, at cost	(1,132)	(675)
Total stockholders' equity	7,013	6,992
	$19,364	$18,596

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$259	$16	$542	$343
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	221	217	643	620
Unrealized gain on fuel derivative instruments	(58)	(16)	(24)	(154)
Deferred income taxes	29	82	52	120
Amortization of deferred gains on sale and leaseback of aircraft	(3)	(3)	(9)	(9)
Changes in certain assets and liabilities:
Accounts and other receivables	73	(2)	(74)	(107)
Other assets	(63)	(74)	(83)	(164)
Accounts payable and accrued liabilities	(98)	(187)	185	114
Air traffic liability	(95)	(5)	811	688
Cash collateral received from derivative counterparties	80	252	56	218
Other, net	83	184	89	164
Net cash provided by operating activities	428	464	2,188	1,833
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment, net	(268)	(406)	(995)	(949)
Purchases of short-term investments	(896)	(663)	(2,520)	(1,918)
Proceeds from sales of short-term and other investments	805	798	2,385	2,223
Other, net	—	(6)	—	—
Net cash used in investing activities	(359)	(277)	(1,130)	(644)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	12	5	31	22
Payments of long-term debt and capital lease obligations	(51)	(48)	(267)	(517)
Payments of cash dividends	(28)	(7)	(71)	(22)
Repurchase of common stock	(150)	(50)	(501)	(325)
Other, net	(8)	(2)	(30)	(8)
Net cash used in financing activities	(225)	(102)	(838)	(850)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(156)	85	220	339

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,489	1,083	1,113	829

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,333	$1,168	$1,333	$1,168

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 21, 2013

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	4Q 2013 (2)	Full Year 2013

$85	$2.40 - $2.45	$2.95 - $3.00
$95	$2.70 - $2.75	$3.00 - $3.05
Current Market (1)	$3.05 - $3.10	$3.10 - $3.15
$115	$3.25 - $3.30	$3.15 - $3.20
$125	$3.50 - $3.55	$3.25 - $3.30

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent crude oil-equivalent price levels

2014	Approx. 20%
2015	Approx. 30%
2016	Approx. 35%
2017	Approx. 50%

(1) Brent crude oil average market prices as of October 21, 2013, were approximately $109 per barrel for both fourth quarter 2013 and full year 2013.

(2) The Company has up to 48 percent of its fourth quarter 2013 estimated fuel consumption covered by fuel derivative contracts with approximately 12 percent at varying Brent crude oil-equivalent prices, beginning at $135 per barrel; and approximately 36 percent at Gulf Coast jet fuel-equivalent prices beginning at $3.10 per gallon.  The economic fuel price per gallon sensitivities provided above assume the relationship between Brent crude oil and refined products based on market prices as of October 21, 2013.

Southwest Airlines Co.
737 Delivery Schedule
As of October 23, 2013

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2013	—		18	—	2	—	—		—	20	(3)
2014	—		36	—	7	—	—		—	43
2015	36		—	—	5	—	—		—	41
2016	31		—	12	—	—	—		—	43
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	14		23	37
2024	—		—	—	—	—	14		23	37
2025	—		—	—	—	—	—		36	36
Through 2027	—		—	—	—	—	—		72	72
	92	(1)	54	36	14	30	150	(2)	191	567

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of  MAX 8 firm orders beginning in 2019.
(3) Includes 12 737-800s and two leased 737-700s delivered and placed into active service as of October 23, 2013.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and return on invested capital, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended September 30, 2013, the Company generated $160 million in free cash flow, calculated as operating cash flows of $428 million less capital expenditures of $268 million. For the nine months ended September 30, 2013, the Company generated $1,193 million in free cash flow, calculated as operating cash flows of $2,188 million less capital expenditures of $995 million. The Company believes return on invested capital is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital may differ; therefore, the Company is providing an explanation of its calculation for return on invested capital (before taxes and excluding special items) in the accompanying reconciliation tables to the press release (See Return on Invested Capital).